EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Announces Record Quarterly and Full-Year Earnings for 2013

▪	Record quarterly net income of $171.0 million in the fourth quarter, or $2.54 per diluted share

▪	Record annual net income of $610.4 million, or $9.09 per diluted share

▪	Generated cash flow from operations of $752.7 million in 2013
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended December 31, 2013 of $171.0 million, or $2.54 per diluted share, compared to net income of $95.3 million, or $1.42 per diluted share, reported for the fourth quarter of 2012. Net sales for the three months ended December 31, 2013 of $951.6 million increased $150.6 million compared to net sales of $801.0 million in the same period of 2012, primarily due to higher sales prices for polyethylene, styrene and PVC resin and higher sales volumes for most of our major products. Income from operations was $257.6 million for the fourth quarter of 2013 compared to $156.2 million for the fourth quarter of 2012. The increase in income from operations in the fourth quarter of 2013 was primarily a result of higher polyethylene and PVC resin sales prices as well as lower ethane costs, which were partially offset by higher propane costs as compared to the same period in 2012.
Net income for the fourth quarter of 2013 of $171.0 million, or $2.54 per diluted share, increased $0.7 million from the $170.3 million net income, or $2.54 per diluted share, reported for the third quarter of 2013. Net sales in the fourth quarter of 2013 of $951.6 million decreased $52.6 million from net sales of $1,004.2 million in the third quarter of 2013, primarily as a result of lower sales volumes for polyethylene, PVC resin and building products, partially offset by higher polyethylene sales prices and higher ethylene sales volumes. Fourth quarter 2013 income from operations was $257.6 million as compared to $266.6 million reported for the third quarter of 2013, a decrease of $9.0 million. The decrease in operating income in the fourth quarter of 2013 as compared to the third quarter was primarily the result of lower integrated vinyls margins resulting from higher propane costs, which were partially offset by higher polyethylene sales prices.
For the year ended December 31, 2013, net income was $610.4 million, or $9.09 per diluted share, an increase in net income of $224.8 million, or $3.34 per diluted share, from 2012 net income of $385.6 million, or $5.75 per diluted share. Net sales for the year ended December 31, 2013 increased $188.5 million to $3,759.5 million compared to net sales for 2012 of $3,571.0 million, primarily due to higher sales prices for most products, higher sales volumes for styrene, caustic and PVC resin and sales contributed by the specialty PVC pipe business, which was acquired in May 2013. Income from operations was $953.5 million for the year ended December 31, 2013 as compared to $615.4 million for 2012, an increase of $338.1 million. Income from operations benefited mainly from higher olefins and vinyls integrated product margins, predominantly due to a significant decrease in ethane costs as average industry ethane prices decreased 34.3% in 2013 as compared to 2012. The increase in income from operations in 2013 was partially offset by the lost production and unabsorbed costs associated with the planned turnaround and expansion of one of the Lake Charles, Louisiana ethylene units in the first quarter of 2013.

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Albert Chao, President and Chief Executive Officer, said, “We are pleased to report a strong finish to a record year for Westlake. We continue to benefit from lower-cost, ethane-based ethylene production resulting from increased North American natural gas liquids production, which we expect to continue for the foreseeable future. Our Olefins segment achieved record annual income from operations while our Vinyls business continues to improve, as we see gradual recovery in the construction industry. In 2013, we completed the expansion of one of our ethylene units at our Lake Charles, Louisiana site in the first quarter and also started-up our new world scale Geismar, Louisiana chlor-alkali plant in the fourth quarter. The completion of these two projects and the planned conversion to ethane feedstock and expansion of our ethylene and PVC capacity at our Calvert City, Kentucky facility in the second quarter of 2014 are expected to improve the profitability of our Vinyls business.”
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $302.7 million for the fourth quarter of 2013 increased $111.7 million compared to $191.0 million in the fourth quarter of 2012. EBITDA for the fourth quarter of 2013 decreased $4.3 million compared to EBITDA of $307.0 million in the third quarter of 2013. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release. EBITDA of $1,118.1 million for the year 2013 increased $345.3 million compared to EBITDA of $772.8 million for the year 2012.
Net cash provided by operating activities was $752.7 million in 2013. Capital expenditures for the year 2013 were $679.2 million. At December 31, 2013, we had cash, cash equivalents and marketable securities of $700.7 million and our long-term debt was $763.9 million.

OLEFINS SEGMENT
The Olefins segment reported income from operations of $247.3 million in the fourth quarter of 2013, an increase of $104.1 million compared to $143.2 million reported in the fourth quarter of 2012. The increase was primarily due to higher integrated olefins margins resulting from higher polyethylene sales prices and lower feedstock costs.
Income from operations for the fourth quarter of 2013 for the Olefins segment of $247.3 million increased $10.1 million from the $237.2 million reported in the third quarter of 2013. The increase was primarily due to higher polyethylene sales prices, partially offset by lower polyethylene sales volumes.
The Olefins segment reported income from operations of $833.2 million for the twelve months ended December 31, 2013 compared to $552.8 million in 2012. This increase was mainly attributable to higher integrated product margins as compared to 2012, primarily as a result of significantly lower feedstock costs. Income from operations for 2013 was negatively impacted by the lost production and expensing of $19.9 million related to unabsorbed costs associated with the planned turnaround and expansion of one of the Lake Charles ethylene units.

VINYLS SEGMENT
The Vinyls segment reported income from operations of $18.6 million in the fourth quarter of 2013 compared to income from operations of $18.2 million in the fourth quarter of 2012, an increase of $0.4 million. Operating income in the fourth quarter benefited from higher sales volumes for caustic and PVC resin. The fourth quarter of 2012 was negatively impacted by the lost PVC resin production and costs due to a scheduled maintenance turnaround at the Geismar vinyls complex.
The Vinyls segment reported income from operations of $18.6 million in the fourth quarter of 2013, a decrease of $21.0 million compared to income from operations of $39.6 million in the third quarter of 2013. The decrease in operating income in the fourth quarter was the result of higher propane costs and seasonally lower sales volumes for PVC resin and building products.
The Vinyls segment reported income from operations of $154.7 million in 2013 as compared to income from operations of $85.9 million in 2012, an increase of $68.8 million. This increase was predominantly driven by lower feedstock costs, higher sales volumes for PVC resin and higher operating rates as compared to 2012.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding cost advantages related to North American shale gas production and the conversion to ethane feedstock and expansion of our ethylene and PVC capacity in Calvert City, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC in February 2013.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's fourth quarter and full year 2013 results will be held Thursday, February 20, 2014 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (866) 515-2908, or (617) 399-5122 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 17392490.
A replay of the conference call will be available beginning four hours after its conclusion until 3:00 p.m. Eastern Time on Thursday, February 27, 2014. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 35323816.
The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?c=180248&p=IROL-EventDetails&EventID=5084482 and the earnings release can be obtained via the company's web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands of dollars, except per share data)
Net sales	$951,625	$801,041	$3,759,484	$3,571,041
Cost of sales	655,954	610,793	2,658,046	2,834,081
Gross profit	295,671	190,248	1,101,438	736,960
Selling, general and administrative expenses	38,091	34,017	147,974	121,609
Income from operations	257,580	156,231	953,464	615,351
Interest expense	(3,161)	(7,367)	(18,082)	(43,049)
Debt retirement costs	—	—	—	(7,082)
Gain from sales of equity securities	—	—	—	16,429
Other income (expense), net	3,653	(156)	6,790	3,520
Income before income taxes	258,072	148,708	942,172	585,169
Provision for income taxes	87,100	53,431	331,747	199,614
Net income	$170,972	$95,277	$610,425	$385,555
Earnings per share:
Basic	$2.56	$1.43	$9.13	$5.78
Diluted	$2.54	$1.42	$9.09	$5.75

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2013	December 31, 2012
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$461,301	$790,078
Marketable securities	239,388	124,873
Accounts receivable, net	428,457	400,159
Inventories	471,879	399,298
Other current assets	48,057	37,005
Total current assets	1,649,082	1,751,413
Property, plant and equipment, net	2,088,014	1,510,048
Other assets, net	323,813	150,735
Total assets	$4,060,909	$3,412,196

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities (accounts payable and accrued liabilities)	$404,858	$398,510
Long-term debt	763,879	763,761
Other liabilities	473,569	377,669
Total liabilities	1,642,306	1,539,940
Stockholders' equity	2,418,603	1,872,256
Total liabilities and stockholders' equity	$4,060,909	$3,412,196

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WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2013	2012
	(In thousands of dollars)
Cash flows from operating activities
Net income	$610,425	$385,555
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	157,808	144,541
Deferred income taxes	93,732	(5,793)
Other balance sheet changes	(109,236)	87,784
Net cash provided by operating activities	752,729	612,087
Cash flows from investing activities
Acquisition of business	(178,309)	—
Additions to equity investments	(23,338)	—
Additions to property, plant and equipment	(679,222)	(386,882)
Construction of assets pending sale-leaseback	(136)	(4,308)
Proceeds from disposition of assets	151	471
Proceeds from repayment of loan to affiliate	167	1,192
Proceeds from sale-leaseback of assets	—	2,304
Proceeds from sales and maturities of securities	252,519	47,655
Purchase of securities	(367,150)	(127,834)
Settlements of derivative instruments	(6,920)	431
Net cash used for investing activities	(1,002,238)	(466,971)
Cash flows from financing activities
Capitalized debt issuance costs	—	(2,221)
Dividends paid	(55,236)	(285,521)
Proceeds from debt issuance	—	248,818
Proceeds from exercise of stock options	3,437	10,369
Repayment of debt	—	(250,000)
Repurchase of common stock for treasury	(32,918)	(10,784)
Utilization of restricted cash	—	96,433
Windfall tax benefits from share-based payment arrangements	5,449	11,967
Net cash used for financing activities	(79,268)	(180,939)
Net decrease in cash and cash equivalents	(328,777)	(35,823)
Cash and cash equivalents at beginning of the year	790,078	825,901
Cash and cash equivalents at end of the year	$461,301	$790,078

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands of dollars)
Net external sales
Olefins	$668,144	$555,203	$2,553,669	$2,499,978
Vinyls	283,481	245,838	1,205,815	1,071,063
	$951,625	$801,041	$3,759,484	$3,571,041
Income (loss) from operations
Olefins	$247,291	$143,212	$833,249	$552,762
Vinyls	18,562	18,218	154,684	85,942
Corporate and other	(8,273)	(5,199)	(34,469)	(23,353)
	$257,580	$156,231	$953,464	$615,351
Depreciation and amortization
Olefins	$26,523	$23,003	$102,938	$97,906
Vinyls	14,864	11,816	54,371	46,146
Corporate and other	127	121	499	489
	$41,514	$34,940	$157,808	$144,541
Other income (expense), net
Olefins	$1,521	$1,136	$7,410	$3,899
Vinyls	(172)	(1,081)	(1,858)	(965)
Corporate and other	2,304	(211)	1,238	586
	$3,653	$(156)	$6,790	$3,520

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2013	2012	2013	2012
	(In thousands of dollars)
EBITDA	$307,044	$302,746	$191,015	$1,118,062	$772,759
Less:
Provision for income taxes	92,728	87,100	53,431	331,747	199,614
Interest expense	3,297	3,161	7,367	18,082	43,049
Depreciation and amortization	40,729	41,513	34,940	157,808	144,541
Net income	170,290	170,972	95,277	610,425	385,555
Changes in operating assets and liabilities	98,712	23,968	34,157	48,572	232,325
Deferred income taxes	23,018	10,289	(10,178)	93,732	(5,793)
Net cash provided by operating activities	$292,020	$205,229	$119,256	$752,729	$612,087

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2013 vs. Fourth Quarter 2012		Fourth Quarter 2013 vs. Third Quarter 2013
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+9.2%	+11.1%	+2.2%	-3.9%
Vinyls	-0.2%	+15.5%	-3.3%	-9.5%
Company	+6.3%	+12.5%	+0.5%	-5.7%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Ethane (cents/lb)	9.5	8.7	9.2	8.4	8.8
Propane (cents/lb)	20.9	20.5	21.6	24.4	28.4
Ethylene (cents/lb) (2)	54.3	63.3	58.5	54.3	52.3
Polyethylene (cents/lb) (3)	91.7	97.3	100.0	101.7	105.0
Styrene (cents/lb) (4)	82.3	85.9	81.8	83.2	81.8
Caustic soda ($/short ton) (5)	602.5	602.5	625.8	605.8	582.5
Chlorine ($/short ton) (6)	255.0	255.0	255.0	248.3	245.0
PVC (cents/lb) (7)	56.5	59.2	62.2	61.5	60.5
________________

(1)	Industry pricing data was obtained through IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.